Exhibit 99.2
BJ SERVICES COMPANY
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND SEPTEMBER 30, 2009 AND FOR THE
THREE MONTHS ENDED DECEMBER 31, 2009 AND 2008

BJ SERVICES COMPANY
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2009	2008

Revenue	$931,547	$1,416,788
Operating expenses:
Cost of sales and services	860,674	1,083,934
Research and engineering	15,501	17,120
Marketing	24,570	30,693
General and administrative	42,188	41,988
Pension settlement	—	21,695
Loss (gain) on disposal of assets, net	(586)	34

Total operating expenses	942,347	1,195,464

Operating income (loss)	(10,800)	221,324

Interest expense	(7,079)	(6,042)
Interest income	7	515
Other income (expense), net	(1,620)	1,709

Income (loss) from continuing operations before income taxes	(19,492)	217,506
Income tax expense (benefit)	(11,091)	67,043

Income (loss) from continuing operations	(8,401)	150,463
Loss from discontinued operations, net of income tax benefit of $— and $6, respectively	(4,874)	(1,225)

Net income (loss)	$(13,275)	$149,238

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.03)	$0.51
Loss from discontinued operations, net	(0.02)	—

Net income (loss) per share	$(0.05)	$0.51

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.03)	$0.51
Loss from discontinued operations, net	(0.02)	—

Net income (loss) per share	$(0.05)	$0.51

Weighted-average shares outstanding:
Basic	293,463	292,685
Diluted	293,463	293,910
The accompanying notes are an integral part of these condensed consolidated financial statements

BJ SERVICES COMPANY
CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
(UNAUDITED)
(In thousands)

	December 31,	September 30,
	2009	2009
ASSETS

Current assets:
Cash and cash equivalents	$261,061	$282,636
Receivables, net	822,336	786,063
Inventories, net:
Products	246,206	248,251
Work in process	12,261	11,786
Parts	178,143	183,496

Total inventories	436,610	443,533
Deferred income taxes	32,015	32,924
Prepaid expenses	160,015	129,662
Current assets of discontinued operations	6,943	7,618
Other current assets	35,598	36,003

Total current assets	1,754,578	1,718,439

Property, net	2,346,155	2,374,323
Deferred income taxes	23,889	22,039
Goodwill	977,941	977,941
Investments and other assets	56,184	54,181

Total assets	$5,158,747	$5,146,923

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$365,079	$340,735
Short-term borrowings	10,799	7,202
Accrued employee compensation and benefits	108,641	123,944
Income and other taxes	63,481	62,538
Current liabilities of discontinued operations	222	1,121
Other accrued liabilities	164,598	183,372

Total current liabilities	712,820	718,912

Long-term debt	498,955	498,910
Deferred income taxes	209,275	204,502
Accrued pension and postretirement benefits	126,969	126,771
Other long-term liabilities	92,795	77,911
Commitments and contingencies
Stockholders’ equity	3,517,933	3,519,917

Total liabilities and stockholders’ equity	$5,158,747	$5,146,923

The accompanying notes are an integral part of these condensed consolidated financial statements

BJ SERVICES COMPANY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND OTHER
COMPREHENSIVE INCOME (UNAUDITED)
(In thousands)

						Accumulated
	Common		Capital In			Other
	Shares	Common	Excess of	Treasury	Retained	Comprehensive
	Outstanding	Stock	Par	Stock	Earnings	Income	Total
Balance, September 30, 2009	292,155	$34,752	$1,130,646	$(1,413,086)	$3,743,791	$23,814	$3,519,917
Comprehensive income:
Net loss	—	—	—	—	(13,275)	—
Other comprehensive income, net of tax:
Cumulative translation adjustments	—	—	—	—	—	3,779
Comprehensive loss							(9,496)
Dividends declared	—	—	—	—	(14,682)	—	(14,682)
Re-issuance of treasury stock for:
Stock options	140	—	—	3,599	(1,420)	—	2,179
Stock purchase plan	949	—	—	24,238	(8,801)	—	15,437
Other stock awards	398	—	(11,124)	10,305	—	—	(819)
Stock-based compensation	—	—	4,603	—	—	—	4,603
Tax benefit from exercise of options	—	—	794	—	—	—	794

Balance, December 31, 2009	293,642	$34,752	$1,124,919	$(1,374,944)	$3,705,613	$27,593	$3,517,933

The accompanying notes are an integral part of these condensed consolidated financial statements

BJ SERVICES COMPANY
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from continuing operations	$(8,401)	$150,463
Adjustments to reconcile income from continuing operations to cash provided by operating activities:
Depreciation and amortization	75,549	69,363
Pension settlement	—	21,695
Minority interest expense	2,845	3,179
(Gain) loss on disposal/impairment of assets, net	(586)	34
Reserve for obsolescence and excess inventory	2,401	967
Stock-based compensation expense	5,491	8,383
Excess tax benefits from stock-based compensation	(52)	(1,038)
Deferred income tax (benefit) expense	(351)	11,479
Changes in:
Receivables	(37,083)	38,167
Inventories	4,182	(3,629)
Prepaid expenses and other current assets	(30,065)	5,569
Accounts payable	24,756	(50,811)
Current income tax	4,201	(4,633)
Other current liabilities	(16,453)	(35,393)
Other, net	(712)	(13,880)
Net cash provided by (used in) operating activities from discontinued operations	(8,524)	692

Net cash provided by operating activities	17,198	200,607

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(39,722)	(117,124)
Proceeds from disposal of assets	2,409	754
Net cash provided by investing activities from discontinued operations	3,426	150

Net cash used in investing activities	(33,887)	(116,220)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds (repayments) of short-term borrowings, net	3,597	(3,028)
Dividends paid to stockholders	(14,606)	(14,709)
Purchase of treasury stock	—	(44,190)
Excess tax benefits from stock-based compensation	52	1,038
Net proceeds from exercise of stock options and stock purchase plan	5,690	5,634
Distributions to minority interest partners	—	(1,090)

Net cash used in financing activities	(5,267)	(56,345)

Effect of exchange rate changes on cash	381	(4,929)

Increase (decrease) in cash and cash equivalents	(21,575)	23,113
Cash and cash equivalents at beginning of period, including $- and $452 related to discontinued operations	282,636	150,254

Cash and cash equivalents at end of period, including $- and $1,294 related to discontinued operations	$261,061	$173,367

Cash Paid for Interest and Taxes:
Interest, net of capitalized interest of $784 and $1,588	$13,992	$14,108
Taxes	11,424	18,845
The accompanying notes are an integral part of these condensed consolidated financial statements

BJ SERVICES COMPANY
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Note 1 General
     In our opinion, the unaudited condensed consolidated financial statements of BJ Services Company (the “Company”) include all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of our financial position as of December 31, 2009, our results of operations for the three-month periods ended December 31, 2009 and 2008, our statement of stockholders’ equity and other comprehensive income for the three-month period ended December 31, 2009, and our cash flows for the three-month periods ended December 31, 2009 and 2008. The condensed consolidated statement of financial position at September 30, 2009 is derived from the September 30, 2009 audited consolidated financial statements. Although we believe the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The results of operations and cash flows for the three-month period ended December 31, 2009 are not necessarily indicative of the results to be expected for the full year.
     We have evaluated subsequent events through February 8, 2010, the date of issuance of the condensed consolidated financial statements.
Note 2 New Accounting Standards
     In June 2009, the FASB issued an update to ASC 810, Consolidation — Variable Interest Entities, which addresses the addition of qualified special purpose entities into previous guidance as the concept of these entities was eliminated by ASC 860. This guidance also modifies the analysis by which a controlling interest of a variable interest entity is determined thereby requiring the controlling interest to consolidate the variable interest entity. This statement could impact the way we account for our limited partnership discussed in Note 7 under Lease and Other Long-Term Commitments. This guidance becomes effective as of the beginning of the first annual reporting period beginning after November 15, 2009 and should be applied prospectively for interim and annual periods during that period going forward. We will adopt the guidance on October 1, 2010, and have not yet determined the impact, if any, on our consolidated financial statements.
     In June 2009, the FASB issued guidance under ASC 860 — Transfers and Servicing, which eliminates the concept of a qualified special purpose entity and enhances guidance related to derecognition of transferred assets. This guidance becomes effective as of the beginning of the first annual reporting period beginning after November 15, 2009 and should be applied prospectively for interim and annual periods during that period going forward. We will adopt this guidance on October 1, 2010, and have not yet determined the impact, if any, on our consolidated financial statements.
     In December 2008, the FASB issued guidance under ASC 715, Compensation — Retirement Benefits — Defined Benefit Plans, requiring annual disclosure of major categories of plan assets, investment policies and strategies, fair value measurement of plan assets and significant concentration of credit risks related to defined benefit pension or other postretirement plans. This guidance is effective for fiscal years ending after December 15, 2009 and, accordingly, we intend to adopt it for annual reporting in fiscal 2010.
     In April 2008, the FASB issued guidance contained in ASC 350, Intangibles — Goodwill and Others — General Intangibles Other than Goodwill, amending the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under previously existing literature. The objective of this guidance is to improve the consistency between the useful life of a recognized intangible asset under ASC 350 and the period of expected cash flows used to measure the fair value of the asset under ASC 805, Business Combinations. This guidance is effective for the Company beginning October 1, 2009, and did not have a significant impact on our consolidated financial statements.
     In December 2007, the FASB issued an update to ASC 805, Business Combinations, to establish principles and requirements for the recognition and measurement of assets, liabilities and goodwill, and requires that most transaction and restructuring costs related to the acquisition be expensed. This guidance is effective for business combinations occurring on or after the beginning of the first annual reporting period beginning after December 15, 2008. Consequently, we adopted this guidance on October 1, 2009 with no material impact on our consolidated financial statements.
     In December 2007, the FASB issued guidance under ASC 810, Consolidation — Overall — Transition, amending previous guidance to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary in an effort to improve the relevance, comparability and transparency of the financial information that a reporting entity provides. We adopted this guidance effective October 1, 2009 with no change to our consolidated financial statements as amounts are immaterial.
     In September 2006, the FASB issued guidance under ASC 820, Fair Value Measurements and Disclosures, section 10, defining fair value, outlining a fair value hierarchy (requiring market-based assumptions be used, if available) and setting disclosure requirements of assets and liabilities measured at fair value based on their level in the hierarchy. On October 1, 2008, we adopted, without material impact on our consolidated financial statements, the provisions of ASC 820 related to financial assets and liabilities. We adopted the provisions of ASC 820 related to non-financial assets and liabilities on October 1, 2009 without material impact on our consolidated financial statements.
Note 3 Baker Hughes Merger Agreement
     On August 30, 2009, the Company and Baker Hughes Incorporated (“Baker Hughes”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company will merge with and into a wholly-owned subsidiary of Baker Hughes, and each share of Company common stock will be converted into the right to receive 0.40035 shares of Baker Hughes common stock and $2.69 in cash (the “Merger”). Completion of the Merger is subject to customary closing conditions, including (i) approval of the Merger by the stockholders of the Company, (ii) approval by the stockholders of Baker Hughes, including approval of the issuance of Baker Hughes common stock to Company stockholders in the merger, (iii) applicable regulatory approvals, including the termination or expiration of the applicable waiting period (and any extensions thereof) under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iv) the effectiveness of a registration statement on Form S-4 relating to the Baker Hughes common stock to be issued in the Merger, and (v) other customary closing conditions.
     Under the Merger Agreement, the Company agreed to conduct its business in the ordinary course while the Merger is pending, and to generally refrain from acquiring new businesses, incurring new indebtedness, repurchasing treasury shares, issuing new common stock or equity awards, or entering into new material contracts or commitments outside the normal course of business, without the consent of Baker Hughes. The Company incurred $3.1 million of costs related to the merger during the first fiscal quarter of 2010, which are included in general and administrative expense in the Corporate segment. Under certain circumstances, the Company or Baker Hughes may be required to pay a termination fee of $175 million to the other party if the Merger is not completed. When and if the Merger is approved or completed, certain contractual obligations of the Company will or may be triggered or accelerated under the “change of control” provisions of such contractual arrangements. Examples of such arrangements include stock-based compensation awards, severance and retirement plan agreements applicable to executive officers, directors and certain employees, and the equipment partnership described in Note 7.
     On October 14, 2009, Baker Hughes and the Company each received from the Antitrust Division of the U.S. Department of Justice a request for additional information and documentary material (a “second request”). Baker Hughes and the Company each substantially complied with the second request by December 22, 2009. Baker Hughes has agreed to work with the Antitrust Division to resolve any remaining issues and to not close the transaction prior to March 6, 2010 unless the Antitrust Division provides written notice that the transaction can close prior to that time. Baker Hughes and the Company have scheduled special meetings of stockholders on March 19, 2010, subject to adjournment or postponement, in connection with the Merger and expect to close the transaction in March 2010, subject to the closing conditions. However, the Company cannot predict with certainty when the Merger will be completed, because completion of the Merger is subject to conditions both within and beyond the Company’s control.
Note 4 Earnings Per Share and Comprehensive Income
     Basic earnings per share excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is based on the weighted-average number of shares outstanding during each period and the assumed exercise of dilutive instruments (stock options, employee stock purchase plan, stock incentive awards, bonus stock and director stock awards) less the number of treasury shares assumed to be purchased with the exercise proceeds using the average market price of our common stock for each of the periods presented.
     The following table presents information necessary to calculate earnings per share for the periods presented (in thousands, except per share amounts):

	Three Months Ended
	December 31,
	2009	2008
Income (loss) from continuing operations	$(8,401)	$150,463
Loss from discontinued operations	(4,874)	(1,225)

Net income (loss)	$(13,275)	$149,238

Weighted-average common shares outstanding	293,463	292,685

Basic earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.51
Loss from discontinued operations	(0.02)	—

Net income (loss)	$(0.05)	$0.51

Weighted-average common and dilutive potential common shares outstanding:
Weighted-average common shares outstanding	293,463	292,685
Assumed exercise of stock options	—	44
Assumed stock purchase plan grants	—	212
Assumed vesting of other stock awards	—	969

Weighted-average dilutive shares outstanding	293,463	293,910

Diluted earnings per share:
Income (loss) from continuing operations	$(0.03)	$0.51
Loss from discontinued operations	(0.02)	—

Net income (loss)	$(0.05)	$0.51

(1)	For the three months ended December 31, 2009 and 2008, 12.8 million and 12.7 million stock equivalents, respectively, were excluded from the computation of diluted earnings per share due to their antidilutive effect.
     Accumulated other comprehensive income (loss) consisted of the following (in thousands):

	Pension and
	Other	Cumulative
	Postretirement	Translation
	Plan Adjustments	Adjustment	Total
Balance at September 30, 2009	$(28,501)	$52,315	$23,814
Changes	—	3,779	3,779

Balance at December 31, 2009	$(28,501)	$56,094	$27,593

Note 5 Segment Information
     We currently have twelve operating segments for which separate financial information is available and that have separate management teams that are engaged in oilfield services. The results for these operating segments are evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance. The operating segments have been aggregated into four reportable segments: U.S./Mexico Pressure Pumping, Canada Pressure Pumping, International Pressure Pumping and the Oilfield Services Group.
     The U.S./Mexico Pressure Pumping segment has two operating segments that provide cementing services and stimulation services (consisting of fracturing, acidizing, sand control, nitrogen and coiled tubing services) throughout the United States and Mexico. These two operating segments have been aggregated into one reportable segment because they offer the same type of services, have similar economic characteristics, have similar production processes and use the same methods to provide their services.
     The Canada Pressure Pumping segment has one operating segment. Like U.S./Mexico Pressure Pumping, it provides cementing and stimulation services. These services are provided to customers in major oil and natural gas producing areas of Canada.

     The International Pressure Pumping segment has four operating segments. Similar to U.S./Mexico and Canada Pressure Pumping, it provides cementing and stimulation services. These services are provided to customers in more than 50 countries in the major international oil and natural gas producing areas of Europe, the Middle East, Asia Pacific and Latin America. These operating segments have been aggregated into one reportable segment because they have similar economic characteristics, offer the same type of services, have similar production processes and use the same methods to provide their services. They also serve the same or similar customers, which include major multi-national, independent and national or state-owned oil companies. Our Russia pressure pumping unit, which was historically an operating segment within the International Pressure Pumping segment, was discontinued during 2009. Consequently, its operating results are excluded from the segment data tables below.
     The Oilfield Services segment has five operating segments. These operating segments provide other oilfield services such as casing and tubular services, process and pipeline services, chemical services, completion tools and completion fluids services in the United States and in select markets internationally. These operating segments have been aggregated into one reportable segment as they all provide oilfield services other than pressure pumping, have similar economic characteristics, serve same or similar customers which primarily include major multi-national, independent and national or state-owned oil companies, and some of the operating segments share resources.
     The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2 of the Consolidated Financial Statements included in our annual report on Form 10-K for the fiscal year ended September 30, 2009. We evaluate the performance of our segments based on operating income. Intersegment sales and transfers are not material.
     Summarized financial information concerning our segments is shown in the following table. The “Corporate” column includes assets and liabilities from discontinued operations, corporate expenses, including the $21.7 million pension settlement charge in first fiscal quarter of 2009 discussed in Note 8, and assets not allocated to the operating segments. Revenue by geographic location is determined based on the location in which services are rendered or products are sold.

	U.S./Mexico	Canada	International	Oilfield
	Pressure	Pressure	Pressure	Services
	Pumping	Pumping	Pumping	Group	Corporate(1)	Total
Three Months Ended December 31, 2009
Revenue	$384,876	$82,313	$283,867	$180,491	$—	$931,547
Operating income (loss)	(16,933)	4,498	26,520	4,215	(29,100)	(10,800)
Identifiable assets	1,573,338	448,794	1,501,260	1,006,005	629,350	5,158,747

Three Months Ended December 31, 2008
Revenue	$721,546	$131,810	$314,114	$249,318	$—	$1,416,788
Operating income (loss)	151,885	28,843	46,482	41,195	(47,081)	221,324
Identifiable assets	1,762,107	480,365	1,442,814	983,027	654,178	5,322,491

(1)	The “Corporate” column includes a $21.7 million pension settlement charge for the three months ended December 31, 2008 (see Note 8).
     A reconciliation from the segment information to consolidated income before income taxes is set forth below (in thousands):

	Three Months Ended
	December 31,
	2009	2008
Total operating income (loss) for reportable segments	$(10,800)	$221,324
Interest expense	(7,079)	(6,042)
Interest income	7	515
Other income (expense), net	(1,620)	1,709

Income (loss) from continuing operations before income taxes	$(19,492)	$217,506

Note 6 Discontinued Operations
     We classified the Russia pressure pumping unit, an operating segment within the International Pumping Services segment, as a discontinued operation in the fourth quarter of fiscal 2009. Accordingly, the assets and liabilities of this business, along with its results of operations, have been reclassified for all periods presented. As soon as our contractual obligations were fulfilled, we began the process of redeployment and liquidation of the assets associated with this business and other exit activities. In the fourth quarter of fiscal 2009, we recorded charges totaling $6.6 million in connection with these exit activities, including employee separation costs, fixed asset and inventory impairment charges, and freight costs to redeploy certain pressure pumping assets into other markets. During the first quarter of fiscal 2010 we recorded costs totaling $4.9 million associated with these exit activities and we expect to incur additional exit costs during fiscal 2010 in the range of $4-6 million as we complete the exit activities associated with our Russia pressure pumping business.
     Summarized operating results from discontinued operations are as follows:

	Three Months Ended
	December 31,
	2009	2008
	(in thousands)
Revenue	$—	$14,854
Loss before income taxes	(4,874)	(1,219)
Income tax expense	—	6

Loss from discontinued operations	$(4,874)	$(1,225)

     Significant categories of assets and liabilities from discontinued operations are shown below:

	December 31,	September 30,
	2009	2009
	(in thousands)
Total assets:
Inventories, net	$3,098	$2,910
Property, net	3,845	4,708

Total assets	$6,943	$7,618

Total liabilities:
Accrued liabilities	$222	$1,121

Total liabilities	$222	$1,121

Note 7 Commitments and Contingencies
     Litigation
     Through performance of our service operations, we are sometimes named as a defendant in litigation, usually relating to claims for personal injury or property damage (including claims for well or reservoir damage, and damage to pipelines or process facilities). We maintain insurance coverage against such claims to the extent deemed prudent by management. Further, through a series of acquisitions, we assumed responsibility for certain claims and proceedings made against the Western Company of North America, Nowsco Well Service Ltd., OSCA and other companies whose stock we acquired in connection with their businesses. Some, but not all, of such claims and proceedings will continue to be covered under insurance policies of our predecessors that were in place at the time of the acquisitions.
     Although the outcome of the claims and proceedings against us cannot be predicted with certainty, management believes that there are no existing claims or proceedings that are likely to have a material adverse effect on our financial position, results of operations or cash flows.
     Stockholder Lawsuits regarding Baker Hughes Merger
     In connection with the pending Baker Hughes Merger, various lawsuits have been filed in the Court of Chancery of the State of Delaware (the “Delaware Lawsuits”) on behalf of the public stockholders of the Company, naming the Company, current members of the Company’s Board of Directors, and Baker Hughes as defendants. In the Delaware Lawsuits, the plaintiffs allege, among other things, that the Company’s Board of Directors violated various fiduciary duties in approving the Merger Agreement and that the Company and/or Baker Hughes aided and abetted such alleged violations. Among other remedies, the plaintiffs seek to enjoin the Merger.

     On September 25, 2009, the Delaware Chancery Court entered an order consolidating the Delaware Lawsuits into one class action, In re: BJ Services Company Shareholders Litigation, C.A. No. 4851-VCN. On October 6, 2009, the Delaware Chancery Court entered an order designating the law firm of Faruqi & Faruqi, LLP of New York, New York as lead counsel and Rosenthal, Monhait & Goddess, P.A. of Wilmington, Delaware as liaison counsel. On October 16, 2009, lead counsel for the plaintiffs filed an amended complaint in the Delaware Chancery Court which, among other things, adds Jeffrey E. Smith, the Company’s Executive Vice President and Chief Financial Officer, as a defendant, contains new factual allegations about the merger negotiations, and alleges the preliminary joint proxy/prospectus filed on October 14, 2009, with the U.S. Securities and Exchange Commission (the “SEC”) omits and misrepresents material information.
     Various lawsuits have also been filed in the District Courts of Harris County, Texas (the “Texas Lawsuits”). The Texas Lawsuits make substantially the same allegations as were initially asserted in the Delaware Lawsuits, and seek the same relief. On October 9, 2009, the Harris County Court consolidated the Texas Lawsuits into one class action, Garden City Employees’ Retirement System, et al. v. BJ Services Company, et al., Cause No. 2009-57320, 80 th Judicial District of Harris County, Texas. On October 20, 2009, the Court of Appeals for the First District of Texas at Houston granted the defendants’ emergency motion to stay the Texas Lawsuits pending its decision on the defendants’ petition seeking a stay of the Texas Lawsuits pending adjudication of the Delaware Lawsuits, which were filed first. Oral arguments were held on December 15, 2009, in the Court of Appeals. To date, a ruling has not been issued from the Court of Appeals and the Texas Lawsuits remain stayed.
     The Company believes that the Delaware Lawsuits and the Texas Lawsuits are without merit, and it intends to vigorously defend itself against them. The outcome of this litigation is uncertain, however, and we cannot currently predict the manner and timing of the resolution of the suits, the likelihood of the issuance of an injunction preventing the consummation of the Merger, or an estimate of a range of possible losses or any minimum loss that could result in the event of an adverse verdict in these suits. These suits could prevent or delay the completion of the Merger and result in substantial costs to the Company and Baker Hughes. We have recorded an amount for estimated legal defense costs under our applicable insurance policies. However, there can be no assurance as to the ultimate outcome of these lawsuits or the extent to which our applicable insurance policies will provide coverage for these claims.
     Asbestos Litigation
     In August 2004, certain predecessors of ours, along with numerous other defendants were named in four lawsuits filed in the Circuit Courts of Jones and Smith Counties in Mississippi. These four lawsuits included 118 individual plaintiffs alleging that they suffer various illnesses from exposure to asbestos and seeking damages. The lawsuits assert claims of unseaworthiness, negligence, and strict liability, all based upon the status of our predecessors as Jones Act employers. The plaintiffs were required to complete data sheets specifying the companies they were employed by and the asbestos-containing products to which they were allegedly exposed. Through this process, approximately 25 plaintiffs have identified us or our predecessors as their employer. Amended lawsuits were filed by four individuals against us and the remainder of the original claims (114) were dismissed. Of these four lawsuits, three failed to name us as an employer or manufacturer of asbestos-containing products so we were thereby dismissed. Subsequently an individual from one of these lawsuits brought his own action against us. As a result, we are currently named as a Jones Act employer in two of the Mississippi lawsuits. It is possible that as many as 21 other claimants who identified us or our predecessors as their employer could file suit against us, but they have not done so at this time. Only minimal medical information regarding the alleged asbestos-related disease suffered by the plaintiffs in the two lawsuits has been provided. Accordingly, we are unable to estimate our potential exposure to these lawsuits. We and our predecessors in the past maintained insurance which may be available to respond to these claims. In addition to the Jones Act cases, we have been named in a small number of additional asbestos cases. The allegations in these cases vary, but generally include claims that we provided some unspecified product or service which contained or utilized asbestos or that an employee was exposed to asbestos at one of our facilities or customer job sites. Some of the allegations involve claims that we are the successor to the Byron Jackson Company. To date, we have been successful in obtaining dismissals of such successor cases without any payment in settlements or judgments, although some remain pending at the present time. We intend to defend ourselves vigorously in all of these cases based on the information available to us at this time. We do not expect the outcome of these lawsuits, individually or collectively, to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these lawsuits or additional similar lawsuits, if any, that may be filed.
     Halliburton — Python Litigation
     On December 21, 2007, Halliburton Energy Services, Inc. re-filed a prior suit against us and another oilfield services company for patent infringement in connection with drillable bridge plug tools. These tools are used to isolate portions of a well for stimulation work, after which the plugs are milled out using coiled tubing or a workover rig. Halliburton claims that our tools (offered under the trade name “Python”) and tools offered by the other company infringe various patents for a tool constructed of composite material. The lawsuit was filed in the United States District Court for the Northern District of Texas (Dallas). This lawsuit arises from litigation filed in 2003 by Halliburton regarding the patents at issue. The earlier case was dismissed without prejudice when Halliburton sought a re-examination of the patents by the United States Patent and Trademark Office on July 6, 2004. The parties have filed briefs with the Court arguing their positions on the construction of the coverage of Halliburton’s patent. We expect that the Court will either issue a ruling or schedule a hearing on these issues within the next few months. We do not expect the outcome of this matter to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of this matter or future lawsuits, if any, that may be filed.
     Halliburton — OptiFrac Litigation
     In December 2008, Halliburton filed a lawsuit against us in the Eastern District of Texas (Marshall) and another lawsuit in Toronto, Canada against us and another oilfield services company for patent infringement. In both suits, Halliburton claims that our coiled tubing perforating system (“OptiFrac”) infringes various patents for a coiled tubing fracturing system marketed by Halliburton. We are in the process of analyzing the methods, claims and causes of action alleged by Halliburton in the suits. At this point, discovery in both cases is just beginning. We do not expect the outcome of these matters to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of these matters or future lawsuits, if any, that may be filed.
     Customer Claim
     On November 19, 2009, we received correspondence from a customer operating in the North Sea, claiming that the Company’s decision to move a stimulation vessel out of the North Sea market constituted a breach of contract. The customer alleges that it was forced to purchase well stimulation services from other providers at a higher cost than in the original agreement between the customer and the Company. The customer further alleges that it has incurred actual and estimated future damages of $40.4 million plus an undisclosed amount for production loss and/or production deferral. The customer has initiated a request for arbitration and we are responding accordingly. We believe that this claim is without merit, and we intend to vigorously defend ourselves in this matter based on the information available to us at this time. We do not expect the outcome of this matter to have a material adverse effect on our financial position, results of operations or cash flows; however, there can be no assurance as to the ultimate outcome of this matter.
     Investigations Regarding Misappropriation and Possible Illegal Payments
     In October 2004, we received a report from a whistleblower alleging that our Asia Pacific Region Controller had misappropriated Company funds and that illegal payments had been made to government officials in that region. Management and the Audit Committee of the Board of Directors conducted investigations of these allegations, as well as questions that later arose whether illegal payments had been made elsewhere. As a result of the theft investigation, the Region Controller admitted to multiple misappropriations and returned certain amounts to the Company. His employment was terminated in 2004.
     In addition, the Audit Committee’s investigation found information indicating a significant likelihood that payments, made by us to an entity in the Asia Pacific Region with which we have a contractual relationship, were then used to make payments to government officials in the region. The information also indicated that certain of our employees in the region believed that the payments by us would be used in that way. The payments, which may have been illegal, aggregated approximately $2.9 million and were made over a period of several years. The investigation also identified certain other payments as to which the legitimacy of the transactions reflected in the underlying documents could not be established or as to which questions about the adequacy of the underlying documents could not be resolved. We have voluntarily disclosed information found in the investigations to the U.S. Department of Justice (“DOJ”) and the SEC and have engaged in discussions with these authorities in connection with their review of the matter. We cannot predict whether further investigative efforts may be required or initiated by the authorities.
     In May 2007, the former Region Controller pled guilty to one count of theft in Singapore. In June 2007, we filed a civil lawsuit against him seeking to recover any additional misappropriated funds and seeking an accounting of disbursements that could not be explained following the investigation. In July 2008, we reached a settlement of this litigation with the Region Controller and he made a payment to us.
     The DOJ, the SEC and other authorities have a broad range of civil and criminal sanctions under the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws, which they may seek to impose in appropriate circumstances. Recent civil and criminal settlements with a number of public corporations and individuals have included multi-million dollar fines, disgorgement, injunctive relief, guilty pleas, deferred prosecution agreements and other sanctions, including requirements that corporations retain a monitor to oversee compliance with the FCPA. We cannot predict what, if any, actions may be taken by the DOJ, the SEC or other authorities or the effect the foregoing may have on our consolidated financial statements.
     Environmental
     We are conducting environmental investigations and remedial actions at current and former Company locations and, along with other companies, are currently named as a potentially responsible party at five waste disposal sites owned by third parties. At December 31, 2009 and September 30, 2009, we had reserved approximately $4.8 million and $5.0 million, respectively, for such environmental matters. This represents management’s best estimate of our portion of future costs to be incurred. Insurance is also maintained for some environmental liabilities.
     Lease and Other Long-Term Commitments
     In 1999, we contributed certain pumping service equipment to a limited partnership, in which we own a 1% interest. The equipment is used to provide services to our customers for which we pay a service fee over a period of at least six years, but not more than 13 years, at approximately $12 million annually. This is accounted for as an operating lease. The partnership agreement permits substitution of equipment within the partnership as long as the implied fair value of the new property transferred in at the date of substitution equals or exceeds the implied fair value, as defined, of the current property in the partnership that is being replaced. In 2010, we intend to exercise our option to purchase the pumping service equipment for approximately $46 million, $30.7 million of which is due and payable during our fiscal second quarter.
     Contractual Obligations
     We routinely issue Parent Company Guarantees (“PCGs”) in connection with service contracts or performance obligations entered into by our subsidiaries. The issuance of these PCGs is frequently a condition of the bidding process imposed by our customers for work in countries outside of North America. The PCGs typically provide that we guarantee the performance of the services by our local subsidiary. The term of these PCGs varies with the length of the service contract. To date, the parent company has not been called upon to perform under any of these PCGs.
     We arrange for the issuance of a variety of bank guarantees, performance bonds and standby letters of credit. The vast majority of these are issued in connection with contracts we, or our subsidiaries, have entered into with customers. The customer has the right to call on the bank guarantee, performance bond or standby letter of credit in the event that we, or our subsidiaries, default in the performance of services. These instruments are required as a condition to being awarded the contract, and are typically released upon completion of the contract. We have also issued standby letters of credit in connection with a variety of our financial obligations, such as in support of fronted insurance programs, claims administration funding, certain employee benefit plans and temporary importation bonds. The following table summarizes our other commercial commitments as of December 31, 2009 (in thousands):

		Amount of commitment expiration per period
	Total
	Amounts	Less than	1-3	4-5	Over 5
Other Commercial Commitments	Committed	1 Year	Years	Years	Years
Standby letters of credit	$39,255	$39,255	$—	$—	$—
Guarantees	243,809	150,792	52,525	38,734	1,758

Total other commercial commitments	$283,064	$190,047	$52,525	$38,734	$1,758

Note 8 Employee Benefit Plans
     We have defined benefit pension plans and a postretirement benefit plan covering certain employees, which are described in more detail in Note 10 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2009.
     In September 2006, we entered into an agreement with an insurance company to settle our obligation with respect to our U.S. defined benefit plan. Plan assets of approximately $72 million were used to purchase an insurance contract to fund the benefits and settle the plan. In December 2008, we received approval from the Pension Benefit Guaranty Corporation and the Internal Revenue Service and were relieved of primary responsibility for the pension benefit obligation. Consequently, we recorded a non-cash pre-tax charge of $21.7 million in connection with the settlement in the first fiscal quarter of 2009. This charge resulted in a $5.7 million reduction in prepaid pension cost and a $16.0 million reduction in accumulated other comprehensive income, with a tax effect of $5.9 million.

     Below is the amount of net periodic benefit costs recognized under our foreign defined benefit plans (in thousands):

	Three Months Ended
	December 31,
	2009	2008
Service cost for benefits earned	$1,079	$1,654
Interest cost on projected benefit obligation	2,896	3,449
Expected return on plan assets	(2,373)	(2,829)
Recognized actuarial loss	712	615

Net pension cost	$2,314	$2,889

     In fiscal 2010, we expect to contribute a total of $13.7 million to the defined benefit plans, which represents the legal or contractual minimum funding requirements and expected discretionary contributions. We have paid $4.2 million in contributions to defined benefit pension plans during the three months ended December 31, 2009. These contributions have been and are expected to be funded by cash flows from operating activities.
     Below is the amount of net periodic benefit costs recognized under our postretirement benefit plan (in thousands).

	Three Months Ended
	December 31,
	2009	2008
Service cost for benefits attributed to service during the period	$542	$865
Interest cost on accumulated postretirement benefit obligation	394	919
Net amortization and deferral	(1,192)	(327)

Net postretirement benefit cost (income)	$(256)	$1,457

     We expect to contribute a total of $1.3 million to the postretirement benefit plan in fiscal 2010, which represents the anticipated cost of participant claims. We have made $0.2 million in postretirement contributions during the three months ended December 31, 2009.
Note 9 Financial Instruments
     Our financial instruments include cash and short-term investments, accounts receivable, accounts payable and debt. Except as described below, the estimated fair value of such financial instruments at December 31, 2009 approximates their carrying value as reflected in our consolidated balance sheet.
     The estimated fair value of total debt at December 31, 2009 was $535.0 million, which differs from the carrying amount of $509.8 million included in our condensed consolidated balance sheet. The fair value of our debt has been estimated based on quoted market prices as of December 31, 2009.
Note 10 Subsequent Events
     In January 2010, the Venezuelan government devalued its bolivar currency. We anticipate that we will record a one-time currency exchange loss of less than $10 million during the fiscal second quarter in remeasuring our net bolivar-based assets and liabilities. This estimate is based on our net position as of December 31, 2009 and our current understanding of how the new two-rate structure will apply to our Venezuela operations.